EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 No. 333-109371, Form S-4 No. 333-103959 and Form S-8 Nos. 333-107526, 33-55057, 333-05449, 333-05427 and 333-50474 of our report dated August 4, 2004 (except for subheading 2 of Note 2 and Note 19, as to which the date is March 17, 2005) with respect to the consolidated financial statements and schedule of NDCHealth Corporation included in the Annual Report (Form 10-K/A) for the year ended May 28, 2004.

/s/ Ernst & Young LLP

Atlanta, Georgia

March 17, 2005